Exhibit 10.1

FORTUNE BRANDS HOME & SECURITY, INC.

2011 LONG-TERM INCENTIVE PLAN

Form of

Founders Grant Restricted Stock Unit Agreement

This RESTRICTED STOCK UNIT AGREEMENT (the “Agreement”) is entered into effective as of October 4, 2011 (the “Award Date”), by and between Fortune Brands Home & Security, Inc., a Delaware corporation (the “Company”), and [            ] (the “Holder”). All terms capitalized but not defined have the meanings set forth in the Fortune Brands Home & Security, Inc. 2011 Long-Term Incentive Plan (the “Plan”).

1. Agreement. Subject to the terms of this Agreement, the Company hereby awards the Holder the number of Restricted Stock Units (the “RSUs”) set forth in Appendix A (the “Award”), effective as of the Award Date. This Award will be null and void unless the Holder accepts this Agreement at the time and in the manner prescribed by the Company.

2. Restriction Period and Vesting.

(a) The RSUs will vest (i) on the second anniversary of the Award Date with respect to one-third of the number of RSUs subject to the Award on the Award Date, (ii) on the third anniversary of the Award Date with respect to an additional one-third of the number of RSUs subject to the Award on the Award Date and (iii) on the fourth anniversary of the Award Date with respect to the remaining one-third of the number of RSUs subject to the Award on the Award Date, provided the Holder remains employed with the Company through such date and, if applicable, subject to the provisions of paragraph (c) below. The period of time prior to the time at which the Award is fully vested is referred to as the “Restriction Period.”

(b) In the event of the Holder’s death, the RSUs will become fully vested on the date of such death.

(c) Notwithstanding paragraphs (a) and (b) above, if the Holder is a “covered employee” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), the RSUs will not become vested unless and until the date on which the Compensation Committee of the Company’s Board of Directors certifies attainment of the Performance Goals set forth in Appendix B. Notwithstanding any other provision of this Agreement, no RSUs subject to a performance goal shall be paid hereunder unless and until the Committee certifies the attainment of performance goals.

(d) In the event of the Holder’s Disability, the Holder will be treated as continuing employment with the Company for purposes of determining the vesting of the RSUs and RSUs will continue to vest in accordance with the vesting schedule described in Section 2(a), provided the Holder has been continuously employed with the Company for at least six (6) months following the Award Date. For purposes of this Award, “Disability means the Holder’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than 12 months, within the meaning of Section 22(e)(3) of the Code.

3. Termination for other than death or Disability. If the Holder terminates employment with the Company for any reason other than death or Disability prior to the applicable vesting date, all unvested RSUs will be immediately forfeited by the Holder and cancelled by the Company.

4. Delivery of Common Stock. During the Restriction Period, the Company will hold the unvested RSUs subject to the Award in book-entry form and the RSUs will represent only an unfunded and unsecured obligation of the Company. Except as otherwise provided in Section 5(b), on each applicable vesting date, the Company will deliver or cause to be delivered one share of Common Stock for each RSU that vests on such date to the Holder (or, in the event of the Holder’s death or Disability, the Holder’s appointed and qualified executor or other personal representative). No fractional shares will be delivered.

5. Change in Control and Divestitures. Upon a Change in Control, the Award will be subject to Section 5.8 of the Plan.

(a) Termination without Cause or for Good Reason Following Change in Control. In the event that the Holder’s employment is terminated on or after a Change in Control but prior to the end of the Restriction Period (i) by the Company other than for Cause or (ii) by the Holder for Good Reason, the RSUs will become fully vested and nonforfeitable as of the date of the Holder’s termination of employment. For purposes of this Award:

(i) “Good Reason” means (A) a material change in the Holder’s reporting responsibilities, titles or offices as in effect immediately prior to such Change in Control, (B) a material reduction in the Holder’s base salary as in effect immediately prior to such Change in Control, (C) a material reduction in the value of the benefits provided to the Holder (other than those plans or improvements that have expired in accordance with their original terms) immediately prior to such Change in Control; provided that Good Reason will not exist if such benefits are similarly reduced or eliminated with respect to similarly situated employees of the Company, (D) the target bonus awarded by the Compensation Committee to the Holder under the Annual Executive Incentive Compensation Plan of the Company (“Incentive Plan”) subsequent to such Change in Control is materially less than such amount last awarded to the Holder prior to such Change in Control, (E) the sum of the Holder’s base salary and amount paid to him or her as incentive compensation under the Incentive Plan for the calendar year in which such Change in Control occurs or any subsequent year is materially less than the sum of the Holder’s base salary and the amount awarded (whether or not fully paid) to him or her as incentive compensation under the Incentive Plan for the calendar year prior to such Change in Control or any subsequent calendar year in which the sum of such amounts was materially greater, (F) the relocation of the offices at which Holder is employed immediately prior to such Change in Control to a location more than 35 miles away or the

Company requiring the Holder to be based anywhere other than at a Company office within 35 miles of the offices at which the Holder is employed immediately prior to such Change in Control (except for required travel on Company business to an extent substantially consistent with the Holder’s position) or (G) to the extent that the Holder is a party to an Agreement for the Payment of Benefits Following Termination of Employment then in effect, the existence of any other condition which constitutes “Good Reason” under such agreement. Notwithstanding anything to the contrary in this Section 5(a), Good Reason will not exist unless the Holder provides written notice to the Company of the existence of Good Reason no later than 90 days after its initial existence and the Company fails to remedy in all material respects the Good Reason condition within 30 days following its receipt of such written notice and the Holder terminates employment no later than two (2) years following the initial existence of the Good Reason condition identified in such written notice.

(ii) “Cause” has the same meaning as set forth in any employment or other written agreement between the Holder and the Company, provided that if the Holder is not a party to any employment or other written agreement that contains such definition, then “Cause” means (A) the Holder’s willful and continuous failure to substantially perform his or her material duties (other than a failure due to a Disability); (B) the commission of any activities constituting a violation or breach under any federal, state or local law or regulation applicable to the activities of the Company, as determined in the reasonable judgment of the Company; (C) fraud, breach of fiduciary duty, dishonesty, misappropriation or other actions that cause significant damage to the property or business of the Company; (D) repeated absences from work such that the Holder is unable to perform his or her employment or other duties in all material respects, other than due to Disability; (E) admission or conviction of, or plea of nolo contendere, to any felony that, in the reasonable judgment of the Company, adversely affects the Company’s reputation or the Holder’s ability to carry out the obligations of his or her employment or services; (F) loss of any license or registration that is necessary for the Holder to perform his or her duties for the Company; (G) failure to cooperate with the Company in any internal investigation or administrative, regulatory or judicial proceeding, as determined in the reasonable judgment of the Company; or (H) any act or omission in violation or disregard of the Company’s policies, including but not limited to the Company’s harassment and discrimination policies and Standards of Conduct then in effect, in such a manner as to cause significant loss, damage or injury to the Company’s property, reputation or employees; provided, however, that no act or failure to act on the Holder’s part will be considered “willful” unless it is done, or omitted to be done, by the Holder in bad faith or without reasonable belief that the Holder’s action or omission was in the best interests of the Company. Any act or failure to act (x) based upon authority given pursuant to a resolution duly adopted by the Board of Directors, (y) implementing in good faith the advice of counsel for the Company or (z) that meets the applicable standard of conduct prescribed for indemnification or reimbursement or payment of expenses under the Amended and Restated Bylaws of the Company or the laws of the state of its incorporation or the directors’ and officers’ liability insurance of the Company, in each case as in effect at the time Cause would otherwise arise, will be conclusively presumed to be done, or omitted to be done, in good faith and in the best interests of the Company.

(b) Divestiture. In the event that the Holder’s principal employer is a subsidiary of the Company that ceases to be a subsidiary of Company (a “Divestiture”), any outstanding RSUs shall vest and become nonforfeitable as of the date of the Divestiture; provided, however, that if the applicable divestiture is not a “change in control event,” within the meaning of Treasury regulations issued under Section 409A of the Code, the Company will not deliver any shares of Common Stock with respect to the RSUs until the vesting dates on which such RSUs would have otherwise vested had the Divestiture not occurred.

6. No Stockholder Rights. The Holder will not have any rights of a stockholder (including voting rights) or any other right, title or interest, with respect to any of the shares of Common Stock subject to the Award unless and until such shares of Common Stock have been recorded on the Company’s official stockholder records as having been issued or transferred to the Holder.

7. Compliance with Applicable Law. The Award is subject to the condition that if the listing, registration or qualification of the shares subject to the Award upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the vesting of the RSUs or the delivery or issuance of shares, the shares of Common Stock subject to the Award may not be delivered, in whole or in part, unless such listing, registration, qualification, consent, approval or other action has been effected or obtained, free of any conditions not acceptable to the Company. The Company agrees to use reasonable efforts to effect or obtain any such listing, registration, qualification, consent, approval or other action.

8. Nontransferability. The Award may not be transferred by the Holder other than (a) to a trust for estate planning purposes, (b) pursuant to an agreement in a marital separation or divorce proceeding, or (c) by will or by the laws of descent and distribution. Except to the extent permitted by the foregoing sentence, the Award may not be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of the Award, the Award and all related rights will immediately become null and void.

9. Dividend Equivalents. The Holder will be entitled to receive dividend equivalents with respect to the Award. Such dividend equivalents will be equal to the cash dividends that would have been paid on the shares of Common Stock subject to the Award had such shares been issued and outstanding on any cash dividend record date occurring during the Restriction Period. Dividend equivalents will be subject to the same vesting conditions as the RSUs and will be paid to the Holder in cash at the same time as the shares of Common Stock subject to the Award are delivered.

10. Withholding. As a condition to the delivery of shares of Common Stock upon vesting of any portion of the Award, the Holder must, upon request by the Company, pay to the Company such amount as the Company may be required, under all applicable federal, state, local or other laws or regulations, to withhold and pay over as income or other withholding taxes (the “Required Tax Payments”) with respect to the Award. If the Holder fails to advance the Required Tax Payments after request by the Company, the Company may, in its discretion, deduct any Required Tax Payments from any amount payable by the Company to the Holder. The Holder may elect to satisfy his or her obligation to advance the Required Tax Payments by any of the following means: (1) a cash payment to the Company, (2) delivery to the Company (either actual delivery or by attestation procedures established by the Company) of previously owned whole shares of Common Stock having an aggregate Fair Market Value, determined as of date on which such withholding obligation arises (the “Tax Date”), equal to the Required Tax Payments, (3) authorizing the Company to withhold whole shares of Common Stock which would otherwise be delivered to the Holder having an aggregate Fair Market Value, determined as of the Tax Date, equal to the Required Tax Payments or (4) any combination of (1), (2) and (3). For this purpose, “Fair Market Value” as of any date means the value determined by reference to the average of the high and low prices reported on the New York Stock Exchange for shares of Common Stock on the date for which the determination is being made. Shares of Common Stock to be delivered or withheld may not have a Fair Market Value in excess of the minimum amount of the Required Tax Payments. Any fraction of a share of Common Stock which would be required to satisfy any such obligation will be disregarded and the remaining amount due must be paid in cash by the Holder. No share of Common Stock will be issued or delivered until the Required Tax Payments have been satisfied in full.

11. No Rights to Continued Employment. In no event will the granting of the Award or its acceptance by the Holder, or any provision of this Agreement or the Plan, give or be deemed to give the Holder any right to continued employment by the Company or affect in any manner the right of the Company to terminate the employment of any person at any time for any reason.

12. Decisions of Board or Committee. The Board or the Committee has the right to resolve all questions which may arise in connection with the Award. Any interpretation, determination or other action made or taken by the Board or the Committee regarding the Plan or this Agreement is final, binding and conclusive.

13. Successors. This Agreement is binding upon and will inure to the benefit of any successor or successors of the Company and any person or persons who, upon the death of the Holder, acquire any rights in accordance with this Agreement or the Plan.

14. Notices. All notices, requests or other communications provided for in this Agreement will be made, if to the Company, to Fortune Brands Home & Security, Inc., Attn. Secretary of the Compensation Committee, 520 Lake Cook Road, Deerfield, Illinois 60015, and if to the Holder, to the last known mailing address of the Holder contained in the records of the Company. All notices, requests or other communications provided for in this Agreement will be made in writing either (a) by personal delivery, (b) by facsimile or electronic mail with confirmation of receipt, (c) by mailing in the United States mails or (d) by express courier service. The notice, request or other communication will be deemed to be received upon personal delivery, upon confirmation of receipt of facsimile or electronic mail transmission or upon receipt by the intended party if by United States mail or express courier service; provided, however, that if a notice, request or other communication sent to the Company is not received during regular business hours, it will be deemed to be received on the next succeeding business day of the Company.

15. Partial Invalidity. The invalidity or unenforceability of any particular provision of this Agreement will not affect any other provisions of this Agreement and this Agreement will be construed in all respects as if such invalid or unenforceable provisions were omitted.

16. Governing Law. This Agreement, the Award and all determinations made and actions taken with respect to this Agreement or Award, to the extent not governed by the Code or the laws of the United States, will be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to principles of conflicts of laws.

17. Agreement Subject to the Plan. This Agreement is subject to, and will be interpreted in accordance with, the provisions of the Plan. The Holder hereby acknowledges receipt of a copy of the Plan, and by accepting the Award in the manner specified by the Company, he or she agrees to be bound by the terms and conditions of this Agreement, the Award and the Plan.

19. Section 409A. This Agreement and the Award are intended to comply with the requirements of Section 409A of the Code and will be interpreted and construed consistently with such intent. In the event the terms of this Agreement would subject the Holder to taxes or penalties under Section 409A of the Code (“409A Penalties”), the Holder and the Company will cooperate diligently to amend the terms of this Agreement to avoid such 409A Penalties, to the extent possible; provided that in no event will the Company be responsible for any 409A Penalties that arise in connection with any amounts payable under this Agreement. To the extent any amounts under this Agreement are payable by reference to the Holder’s “termination of employment,” such term will be deemed to refer to the Holder’s “separation from service,” within the meaning of Section 409A of the Code. Notwithstanding any other provision in this Agreement, if the Holder is a “specified employee,” as defined in Section 409A of the Code, as of the date of the Holder’s separation from service, then to the extent any amount payable to the Holder (i) is payable upon the Holder’s separation from service and (ii) under the terms of this Agreement would be payable prior to the six-month anniversary of the Holder’s separation from service, such payment will be delayed until the earlier to occur of (a) the six-month anniversary of the Holder’s separation from service and (b) the date of the Holder’s death.

20. Counterparts. This Agreement may be executed in one or more counterparts, all of which together will constitute but one Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first above written.

FORTUNE BRANDS HOME & SECURITY, INC.

By:

[HOLDER]	Its:

APPENDIX A

AWARD OF RESTRICTED STOCK UNITS

Holder is awarded             Restricted Stock Units.

APPENDIX B

PERFORMANCE GOALS

The Compensation Committee of Fortune Brands Home & Security, Inc. must certify accomplishment of the following 2012 goal: $300 million of gross margin before charges and gains. Gross margin before charges and gains is equal to net sales minus cost of products sold and excludes charges/gains as determined in a manner consistent with past practice. Typical charges/gains include but are not limited to the impact of restructuring actions, asset impairments, changes in accounting principles, acquisitions, and divestitures.